FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “First Amendment”) dated as of December 1, 2004 is made and entered into by and between Coronado Technology Group, L.L.C., an Arizona limited liability company (“Coronado”) on the one hand, and Meade Instruments Corp., a Delaware corporation (“Buyer Parent”), and Coronado Instruments, Inc., a California corporation and a wholly owned subsidiary of Buyer Parent (“Buyer”), on the other for the purpose of amending that certain Asset Purchase Agreement dated October 20, 2004 by and between Coronado, Buyer Parent and Buyer (the “Agreement”). The Principals (as defined in the Agreement) are also executing this First Amendment to evidence their consent to the terms hereof.

NOW, THEREFORE, the parties agree as follows:

1. The parties hereto desire to enter into this First Amendment to make certain modifications to the terms of the Agreement. Terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

2. Section 2.2 of the Agreement is hereby amended to read as follows:

“2.2 Purchase Price; Manner of Payment.

As consideration for the Buyer’s purchase of the Business Assets, Buyer shall pay to Coronado the sum of $2,500,000 plus the amount specified in Section 2.2 (b) (the “Purchase Price”). The Purchase Price shall be payable as follows:

(a) $100,000, representing the payment provided pursuant to Section 6.1 below, shall be paid on the Closing Date.

(b) $266,267.05, representing the payment for certain Retained Liabilities, shall be paid on the Closing Date.

(c) $2,400,000, representing the balance of the Purchase Price, shall be paid on January 3, 2005, provided that Coronado has delivered to Buyer documentation of payoff or release of each of the Retained Liabilities. In the event such documentation is not provided, Buyer shall have the right to hold back an amount equal to the alleged Claim until such documentation is provided. On the Closing Date, Buyer shall execute a Promissory Note in the amount of $2,400,000 in the form of Exhibit 2.2 attached hereto (the “Purchase Note”). Subject to the provisions of Article VII of this Agreement and other applicable provisions herein, Buyer’s failure to make any payment on the Purchase Note shall be considered a breach of the Agreement by Buyer for which Buyer Parent shall indemnify Coronado under the terms of Section 7.2 of the Agreement.

The Purchase Price shall be paid by wire transfer of immediately available funds to an account designated by Coronado. The portion of the Purchase Price representing the Earnout Payment shall be paid in accordance with Section 2.3.”

3. The parties agree that the Closing Date shall be December 1, 2004.

4. Section 2.3(a) of the Agreement is hereby removed and deleted in its entirety.

5. Section 7.1 of the Agreement is hereby amended to read as follows:

“7.1 Coronado’s and the Principals Agreement to Indemnify.

(a) Subject to the terms and conditions of this Article VII, Coronado and the Principals, jointly and severally, agree to indemnify, defend and hold harmless Buyer from and against all Liabilities suffered or incurred by Buyer or any of its Affiliates arising from, relating to or otherwise in respect of any breach of this Agreement by Coronado or the Principals, including, without limitation, (i) any representations or warranties contained in Article III hereof, (ii) any breach by Coronado or the Principals of any covenant in Article V and Article VI in this Agreement, and (iii) and any and all Liabilities suffered or incurred by Buyer or any of its Affiliates arising from, relating to or otherwise in respect of any Retained Liabilities (collectively, “Buyer Claims”).

(b) With respect to Section 7.1(a) above, no Buyer Claim shall be asserted unless it is equal to or greater than $10,000 in value, except with respect to any of the Retained Liabilities, for which there is no such limitation. With respect to indemnification arising out of Section 7.1(a) above, in no event shall the total liability of Coronado and the Principals exceed in the aggregate the Purchase Price (as adjusted pursuant to Section 2.3 hereof). Notwithstanding the above, the forgoing limitations set forth in this Section 7.1(b) shall not apply to any Buyer Claim resulting from fraud or any intentional misrepresentation by Coronado or the Principals or failure by Coronado or the Principals to perform their obligations under this Agreement, including such failure by reason of an obstacle intentionally created by Coronado or the Principals.

(c) If any Buyer Claim is pending or unresolved at the time any payment is due to Coronado from Buyer or one of its Affiliates pursuant to Section 2.2 and 2.3 hereof, Buyer, its Affiliates or successors shall have the right, in addition to other rights and remedies (whether under this Agreement or applicable law), to withhold from such payment an amount equal to the amount of such Buyer Claim until such matter is resolved. If it is finally determined that such Buyer Claim is covered by this Section 7.1, the amount of such Buyer Claim may be offset against the amount owed to Coronado by Buyer or one of its Affiliates pursuant to Section 2.2 and 2.3 hereof and the remainder of the amount withheld, if any, shall be delivered to Coronado pursuant to this Agreement together with interest on such remainder amount for the actual number of days such payment was withheld at a rate equal to 5% per annum.”

6. Schedule 1.42 to the Agreement is hereby amended to read as follows:

“Any and all Liabilities of Coronado, or the Principals or any of its Affiliates arising from, relating to or otherwise in respect of any of the following entities, regardless of the amount:

IRS back wage taxes
Management One
Spectrum Thin Film
Isle of Man
Blue Sky Research, Inc.”

7. Except as expressly supplemented and amended by this First Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. If a conflict exists between the provisions of this First Amendment and the Agreement, this First Amendment shall control.

8. This First Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument notwithstanding that any parties are not signatories to each counterpart.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

CORONADO

CORONADO TECHNOLOGY GROUP, L.L.C.

	By:	/s/ Geraldine Hogan

	Name:	Geraldine Hogan

	Its:	Majority Shareholder

PRINCIPALS

GERALDINE HOGAN

By:	/s/ Geraldine Hogan

Name:	Geraldine Hogan

DAVID LUNT

By:	/s/ David Lunt

Name:	David Lunt

JORDAN FRAZIER

By:	/s/ Jordan P. Frazier

Name:	Jordan P. Frazier

ANDREW G. LUNT

By:	/s/ Andrew Lunt

Name:	Andrew Lunt

NICHOLAS J. ILKA

	By:	/s/ Nick Ilka

	Name:	Nick Ilka

BUYER

CORONADO INSTRUMENTS, INC.

	By:	/s/ Steven G. Murdock

	Name: Title:	Steven G. Murdock Chief Executive Officer

BUYER PARENT

MEADE INSTRUMENTS CORP.

By:	s/ Steven G. Murdock

Name: Title:	Steven G. Murdock Chief Executive Officer